                                 EXHIBIT (4)(a)

                                 FORM OF POLICY

[LETTERHEAD OF TRANSAMERICA LIFE INSURANCE COMPANY]

                             ANNUITANT: [John Doe]

                              OWNER(S): [John Doe]


                         POLICY NUMBER: [07 - 12345]

                           POLICY DATE: [May 5, 2004]

                                    WE AGREE

..    To provide annuity payments as set forth in Section 10 of this policy,

..    Or to pay withdrawal benefits in accordance with Section 5 of this policy,

..    Or to pay death proceeds in accordance with Section 9 of this policy.

These agreements are subject to the provisions of this policy. This policy is issued in consideration of the payment of the initial premium.

Withdrawals may be subject to surrender charges and / or an excess interest adjustment reflecting changes in interest rates in accordance with Section 5 of this policy. Transfers and amounts applied to an income option may also be subject to an excess interest adjustment in accordance with Sections 5, 8 and 10, respectively, of this policy.

                             20 DAY RIGHT TO CANCEL

You may cancel this policy by delivering or mailing a written notice or sending a telegram to us or your agent You must return the policy before midnight of the twentieth day after the day you receive it Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

We will pay you an amount equal to the sum of:

..    the premiums paid;

..    less prior withdrawals, if any; plus or minus

..    the accumulated gains or losses, if any, in the separate account on the date of cancellation;

unless otherwise required by law.

                        Signed for us at our home office.

       /s/ Craig D. Vermie                  /s/ Larry N. Norman
       -------------------                  -------------------
            SECRETARY                            PRESIDENT
    This policy is a legal contract between the policyowner and the Company.
                           READ YOUR POLICY CAREFULLY

                   Flexible Premium Deferred Variable Annuity
                   Income Payable At Annuity Commencement Date
          Benefits Based On The Performance Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating
AV1140 101 192 604

                             SECTION 1 - DEFINITIONS

ADJUSTED POLICY VALUE - The policy value increased or decreased by any excess interest adjustment

ANNUITANT - The person whose life annuity payments will be based on.

ANNUITY COMMENCEMENT DATE - The date the payments under an income option will begin. This date may be changed by the owner as described in Section 11.

CASH VALUE - The amount, defined in Section 5, that is available for partial or full surrenders.

CUMULATIVE EARNINGS - An amount equal to the policy value at the time a lump sum payout or systematic payout option payout is made, minus the sum of all premium payments reduced by all prior partial withdrawals deemed to have been from premium, if any.

DISTRIBUTION - A disbursement of funds from the policy value or cash value. Policy value and cash value will be reduced by any distribution

EARNINGS - The gains, if any, in the policy value.

FIXED ACCOUNT GUARANTEED MINIMUM EFFECTIVE ANNUAL INTEREST RATE - The minimum guaranteed credited rate used to determine the fixed account portion of your policy value prior to the annuity commencement date. This rate will apply for the life of the policy and is shown on the Policy Data page.

GAINS - Cumulative earnings, if any, in the policy value.

INCOME OPTIONS - Options as described in Section 10.

INVESTMENT OPTIONS - Any of the guaranteed fixed account options and any of the subaccounts of the separate account

MINIMUM NONFORFEITURE INTEREST RATE - The interest rate shown on the Policy Data page and which is used to determine the minimum required cash value as defined in your state's nonforfeiture law. This rate is not the credited rate used to determine your policy's cash value, but rather it is the interest rate used to develop the minimum cash value required by the nonforfeiture law applicable on the policy date for the state or jurisdiction in which the policy is issued.

MINIMUM REQUIRED CASH VALUE - The minimum amount required to be paid on surrender in accordance with the nonforfeiture law applicable on the policy date for the state or jurisdiction in which the policy is issued. This minimum value is calculated according to a method described in the law, which is different than the method described in the policy for determining your policy's cash value.

PAYEE - The person to whom annuity payments will be made.

POLICY ANNIVERSARY - The anniversary of the policy date for each year the policy remains in force.

POLICY DATE - The date shown on the Policy Data page of this policy and the date on which this policy becomes effective.

POLICY VALUE - Amount defined in Section 4, that can be used to fund one of the income options.

POLICY YEAR - The 12-month period following the policy date shown on the Policy Data page. The first policy year starts on the policy date. Each subsequent year starts on the anniversary of the policy date.

SEPARATE ACCOUNT - The separate investment account(s) established by us, as described in Section 6.

SUBACCOUNT - A division of the separate account, as described in Section 6.

SURRENDER - A partial or full withdrawal of funds from the policy value or cash value.

WITHDRAWAL - A disbursement of funds from the policy value or cash value. Policy value and cash value will be reduced by any distribution.

YOU, YOUR - The owner of this policy. Unless otherwise specified, the annuitant and the owner shall be one and the same person. If a joint owner is named, reference to "you" or "your" in this policy will apply to both the owner and joint owner.

AVB1140                              Page 2

                             SECTION 2 - POLICY DATA

POLICY NUMBER:    [07 - 12345]                  ANNUITANT:    [John Doe]

INITIAL PREMIUM                             ISSUE AGE/SEX:    [35 / Male]
PAYMENT:          [$5,000.0]

POLICY DATE:      [May 5, 2004]                  OWNER(S):    [John Doe]

ANNUITY
COMMENCEMENT                                   GUARANTEED
DATE:             [March 15, 2067]                MINIMUM
                                            DEATH BENEFIT
                                                   OPTION:    [Account Value]

BENEFICIARY:      [Jane Doe]

Fixed Account Guaranteed Minimum Effective Annual Interest Rate:      [l.50%]

Minimum Nonforfeiture Interest Rate:    [l.50%]

Before the Annuity Commencement Date:

  [Death Benefit - Account Value]
       Mortality and Expense Risk Fee and Administrative Charge:      [1.60%]

After the Annuity Commencement Date:

       Mortality and Expense Risk Fee and Administrative Charge:      [l.25%]

The amount paid on surrender will never be less than the greatest of the following three amounts: 1) 100% of premium payments made to the fixed account, less prior withdrawals and transfers from the fixed account, 2) cash value described in Section 5, and 3) minimum required cash value, described in Section 5, and determined in accordance with the provisions of the applicable nonforfeiture law on the policy date.

AV1140SP                             Page 3

                          SECTION 3 - PREMIUM PAYMENTS

PAYMENT OF PREMIUMS
Premium payments may be made any time (subject to the Company's right to refuse or limit certain premium payments as noted below) while this policy is in force before the annuity commencement date. You may stop premium payments after the initial premium payment. If payments are stopped, they may be resumed at any time, and may be paid at any time in any amount, subject to the premium requirements and/or restrictions below.

MAXIMUM AND MINIMUM PREMIUM PAYMENT
The minimum initial premium payment is $5,000. If this policy is being issued in connection with certain tax-qualified plans (such as IRAs, Pension Plans, or specially sponsored programs), the minimum initial premium is $1,000. The minimum initial premium payment is waived for 403(b) annuities. The minimum subsequent premium payment we will accept is $50. The maximum total premium payments which we will accept without prior Company approval is $1,000,000 for issue ages 0-80. For issue ages over 80, the maximum total premium payments which we will accept without prior Company approval is $500,000. We reserve the right to limit or refuse additional premium payments.

PREMIUM PAYMENT DATE
The premium payment date is the date on which the premium payment is credited to the policy. The initial premium payment less any applicable premium taxes will be credited to the policy within two business days of receipt of the premium payment and the information needed. Subsequent additional premium payments, less any applicable premium taxes will be credited to the policy as of the business day the premium payment and required information are received. A business day is any day that the New York Stock Exchange is open for trading.

ALLOCATION OF PREMIUM PAYMENTS
We will allocate your premium payment to the investment options you select. Your allocation must be in whole percentages and must total 100%. We will generally allocate subsequent premium payments the same way unless you request a different allocation.

CHANGE OF ALLOCATION
You may change the allocation of premium payments to various investment options by providing us notice containing the facts that we need. Premium payments received after the date on which we receive your notice will be applied on the basis of the new allocation.

PREMIUM AND OTHER TAXES
Amounts equal to any taxes paid by us to any governmental entity relating to this policy will be deducted from the premium payment or policy value when incurred or, at our sole discretion, a later date. We will, at our sole discretion, determine when taxes relate to the policy, including when they have resulted from: receipt by us of the premium payment; or commencement of annuity payments. Payment of any taxes at an earlier date does not waive any right we may have to deduct amounts at a later date. We will deduct any withholding taxes required by applicable law.

                            SECTION 4 - POLICY VALUE

POLICY VALUE
On or before the annuity commencement date, the policy value is the sum of your separate account value and your fixed account value, minus service charges, premium taxes, rider fees, and transfer fees, if any.

ADJUSTED POLICY VALUE
The adjusted policy value is the policy value increased or decreased by any excess interest adjustment.

You may use the greater of the minimum required cash value or the adjusted policy value on the annuity commencement date to provide lifetime income or income for a period of no less than 60 months under the income options in
Section 10.

SERVICE CHARGE
On each policy anniversary and at the time of full surrender during any policy year before the annuity commencement date, we reserve the right to assess a service charge up to $35 for policy administration expenses. The service charge will be deducted from each investment option in proportion to the portion of policy value (prior to such charge) in each investment option. In no event will the service charge exceed 2% of the policy value on the policy anniversary or at the time of full surrender.

The service charge will not be deducted on a policy anniversary or at the time of full surrender if, at that time, (1) the sum of all premium payments less the sum of all withdrawals taken equals or exceeds $50,000; or (2) the policy value equals or exceeds $50,000.

M1808                                Page 4

                 SECTION 5 - CASH VALUE AND PARTIAL WITHDRAWALS

CASH VALUE
On or before the annuity commencement date, the cash value is equal to the adjusted policy value less any surrender charges. Information on the current amount of your policy's cash value is available upon request. The greater of the cash value or minimum required cash value will be paid in the event of a full surrender of the policy. We must receive your written surrender request before the annuity commencement date. After the annuity commencement date, there is no cash value.

EXCESS INTEREST ADJUSTMENT
Full surrenders, partial withdrawals, transfers, and amounts applied to a payment option (prior to the end of any guaranteed payment option) from guaranteed period options of the fixed account described in Section 7 will be subject to an excess interest adjustment except as provided for in the partial withdrawals provision below.

An excess interest adjustment also applies when death proceeds are calculated However, if the net effect of all excess interest adjustments is negative, we will not reduce the death proceeds.

The excess interest adjustment is based on any change in interest rates from the time the affected guaranteed period option started until the time the excess interest adjustment occurs. The excess interest adjustment is applied as follows:

1) The excess interest adjustment is only applied when the transactions occur prior to the end of any guaranteed period option;
2) Transfers to the guaranteed period options of the fixed account are considered premium payments for purposes of determining the excess interest adjustment;
3) The excess interest adjustment is distinct from, and is applied prior to, the surrender charge;
4) If interest rates have decreased from the time the affected guaranteed period(s) started until the time the transaction occurs, the excess interest adjustment will result in additional funds available to you;
5) If interest rates have increased from the time the affected guaranteed period(s) started until the time the transaction occurs, the excess interest adjustment will result in a decrease in the funds available to you;
6) Certain amounts are not subject to the excess interest adjustment as provided in Sections 5, 7, and 8;
7) The excess interest adjustment for each guaranteed period option will not reduce the adjusted policy value for that guaranteed period option below the amount paid into that guaranteed period option, less any prior withdrawals and transfers from that guaranteed period option, as they occur, all accumulated at the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

The formula for determining the amount of the excess interest adjustment is as follows:

Excess Interest Adjustment = S x (G-C x (M/12)
where:  S       is the amount (before surrender charges and premium taxes, if any) being surrendered, partially withdrawn, transferred, or applied to a payment option that is subject to the excess interest adjustment.
        G       is the guaranteed interest rate for the guaranteed period
                applicable to "S".
        C       is the current guaranteed interest rate then being offered on new premium payments for the next longer guaranteed period than "M". If this policy form or such a guaranteed period option is no longer offered, "C" will be the U.S. Treasury rate for the next longer maturity (in whole years) than "M" on the 25th day of the previous calendar month, plus up to 2%.
        M       is the number of months remaining in the guaranteed period for
                "S", rounded up to the next higher whole number of months.

PARTIAL WITHDRAWALS
We will pay you a portion of the cash value as a partial withdrawal provided we receive your written request while the policy is in effect and before the annuity commencement date. Partial withdrawals will be deducted in proportion to the amount of policy value in each investment option unless you tell us otherwise.

The gross partial withdrawal is the total amount which will be deducted from your policy value as a result of each partial withdrawal. The gross partial withdrawal may be more or less than your requested partial withdrawal amount, depending on whether surrender charges and/or excess interest adjustments apply at the time you request the partial withdrawal.

U1808                                Page 5

The formula for determining the gross partial withdrawal is as follows:

Gross Partial Withdrawal = R - E + SC, where:

 R     is the requested partial withdrawal;
 E     is the excess interest adjustment; and
 SC    is the surrender charge on (EPW - E);
       where
 EPW is the excess partial withdrawal amount (the portion of the requested partial withdrawal that is subject to surrender charge).

The excess partial withdrawal amount is the portion of the requested partial withdrawal that is subject to surrender charge. For example, if the requested withdrawal amount is $1,000, and the surrender charge-free amount is $200, then the excess partial withdrawal would be $800. Excess partial withdrawals will reduce the policy value by an amount equal to (X-Y+Z) where:

X      is excess partial withdrawal
A      is amount of partial withdrawal subject to excess interest adjustment
Y is excess interest adjustment = (A) x (G-C) x (M/12) where G, C and M are defined in the excess interest adjustment provision above, with "A" substituted for "S" in the definitions of G and M.
Z      is surrender charge on X minus Y.

If any partial withdrawal reduces the cash value below $500, we reserve the right to pay the full cash value and terminate the policy.

We may delay payment of the cash value from the fixed account for up to 6 months after we receive the surrender or partial withdrawal request. If the annuitant dies before a surrender or partial withdrawal is processed, the request will be processed before the death proceeds are determined.

Each partial withdrawal consists of a portion that is subject to a surrender charge (that is, the excess partial withdrawal) and a remaining portion that is free from surrender charge (that is, the surrender charge-free amount). Either portion may be zero (0) depending on the partial withdrawal requested and prior amounts withdrawn.

Partial withdrawals in the amount of the cumulative interest in the guaranteed period option(s) of the fixed account at the time of withdrawal may be withdrawn from the GPO(s) of the fixed account free of any excess interest adjustment.

Amounts withdrawn under one of the options below may reduce the amount available free of surrender charges under another option. Surrender charges and/or excess interest adjustment may be waived as described below.

LUMP SUM
Beginning in the first policy year, you may withdraw, free from surrender charges, a lump sum amount equal to the greater of A or B where:

A    is the cumulative earnings, if any, in the policy value and

B    is an amount equal to 10% of the premium payments.

If you take multiple lump sum withdrawals in any policy year, the total dollar amount you receive free of surrender charge may be less than if you took a single lump sum withdrawal in that policy year. Any unused surrender charge-free percentages do not accumulate and do not carry over to the next policy year.

The minimum partial withdrawal under this option is $500. Withdrawals in excess of the surrender charge-free amounts are subject to a surrender charge. We reserve the right to limit the availability of this partial withdrawal option to once per policy year.

SYSTEMATIC PAYOUT OPTION
Beginning in the first policy year, a Systematic Payout Option (SPO) is available on a monthly, quarterly, semi-annual or annual basis. At the time a SPO payout is made, such payout must be at least $50 and may not exceed the greater of A or B, divided by the number of payouts made per year (e.g. 12 for monthly).

A    is the cumulative earnings, if any, in the policy value; and

B is an amount equal to 10% of the premium payments, less prior withdrawals during that policy year.

No surrender charges or excess interest adjustment will apply to the SPO payout Monthly and quarterly payouts must be sent through electronic funds transfer directly to a checking or savings account You may stop SPO payouts by giving us 30 days' written notice.

Once you have elected a SPO, you must wait a minimum time before the first SPO payment 1 month for monthly, 3 months for quarterly, 6 months for semi-annual, or 12 months for annual.

If you are receiving SPO payouts and a lump sum withdrawal is taken, such that future SPO payouts in that policy year will exceed the total annual surrender charge-free amount, then we will adjust future SPO payouts to reflect your remaining surrender charge-free amount for that policy year, if any. Your SPO payouts will be reduced on your next scheduled SPO payout, based on any remaining surrender charge-free amount If, after a lump sum withdrawal is taken, there is no remaining surrender charge free amount, the SPO will be stopped

P1733                                Page 6

MINIMUM REQUIRED DISTRIBUTION
Partial withdrawals taken to satisfy minimum distribution requirements with respect to this policy under Section 401(a)(9) of the Internal Revenue Code are available free of surrender charges.

Systematic minimum required distributions must be at least $50 or a lump sum distribution is available if systematic minimum required distributions are less than $50.

NURSING CARE AND TERMINAL CONDITION WITHDRAWAL OPTION

Definitions applicable to these options:

HOSPITAL - An institution which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) operates primarily for the care and treatment of sick and injured persons on an inpatient basis, 3) provides 24-hour nursing service by or under the supervision of registered graduate professional nurses, 4) is supervised by a staff of one or more licensed physicians, and 5) has medical, surgical and diagnostic facilities or access to such facilities.

NURSING FACILITY - A facility which 1) is operated pursuant to the laws of the jurisdiction in which it is located, 2) provides care prescribed by a physician and performed or supervised by a registered graduate nurse on a 24 hour basis, or provides care designed essentially to help a person with the activities of daily living which does require the continuous attention of trained medical or paramedical personnel, and 3) is not, other than incidentally, a hospital, a home for the aged, a retirement home, a rest home, a community living center or a place mainly for the treatment of alcoholism, mental illness, or drug abuse.

PHYSICIAN - A Doctor of Medicine or Doctor of Osteopathy who is licensed as such and operating within the scope of the license.

TERMINAL CONDITION - A condition resulting from an accident or illness which, as determined by a physician, has reduced life expectancy to not more than 12 months, despite appropriate medical care.

If you or your spouse (annuitant or annuitant's spouse if the owner is not a natural person) have been 1) confined in a hospital or nursing facility for 30 consecutive days or 2) diagnosed as having a terminal condition and the confinement begins or diagnosis is made on or after the policy date, you may elect to withdraw all or a portion of the policy value free of surrender charges. The minimum partial withdrawal under this option is $1000. This option is available even during the policy years other partial withdrawal options were exercised. In cases where the policy is owned by a qualified plan or trust, this option is not available until ownership is transferred to the annuitant.

For nursing care withdrawal, we must receive each partial withdrawal or surrender request and proof of eligibility with each request no later than 90 days following the date that confinement has ceased, unless it can be shown that it was not reasonably possible to provide the notice and proof within the above time period and that the notice and proof were given as soon as reasonably possible. However, in no event, except the absence of legal capacity, shall the notice and proof be provided later than one year following the date that confinement has ceased Proof of confinement may be a treating physician's statement or a statement from a hospital or nursing facility administrator. Systematic nursing care withdrawals are not permitted.

UNEMPLOYMENT WAIVER
Beginning in the first policy year, you may withdraw all or a portion of the policy value free of any surrender charges and free of any excess interest adjustment if the owner or owner's spouse (annuitant or annuitant's spouse, if the owner is not a natural person) becomes unemployed. In order to qualify, you
1) must have been employed full-time for at least two years prior to your becoming unemployed, 2) must have been employed full-time on your policy date,
3) must have been unemployed for at least 60 consecutive days at the time of withdrawal and 4) must have a minimum cash value at the time of withdrawal of $5,000. Proof of unemployment will consist of providing us with a determination letter from the applicable State's Department of Labor, which verifies that you qualify for and are receiving unemployment benefits at the time of withdrawal. The determination letter must be received by us no later than 15 days following the date of the withdrawal request.

SURRENDER CHARGES
Amounts withdrawn in excess of the surrender charge-free amount specified in the withdrawal provisions above are subject to a surrender charge. The amount of this charge, if any, will be a percentage, as shown in the table below, of the amount of premium withdrawn:

Number of Years
 Since Premium           Percentage of
 Payment Date          Premium Withdrawn

1 year or less                8%
greater than 1 to 2           8%
greater than 2 to 3           7%
greater than 3 to 4           6%
greater than 4                0%

For surrender charge purposes, all earnings are considered to be withdrawn first. After all earnings are withdrawn then the oldest premium payment is the first premium payment considered to be withdrawn. If the amount withdrawn exceeds this, the next oldest premium payment is considered to be withdrawn, and so on until the most recent premium payments are deemed to be withdrawn (the procedure being applied to withdrawals of premium is a "First-ln, First-Out" or FIFO procedure).

PB1733                               Page 7

GUARANTEED RETURN OF FIXED ACCOUNT PREMIUM PAYMENTS
Upon full surrender of the policy, you will always receive at least the premium payments and transfers made to, less prior withdrawals and transfers from, the fixed account.

MINIMUM VALUES
Benefits available under this policy, including any paid up annuity or death benefits that may be available, are not less than those required by any statute of the state in which the policy is delivered.

MINIMUM REQUIRED CASH VALUE
The minimum required cash value is the minimum amount required to be paid on surrender in accordance with the nonforfeiture law applicable on the policy date for the state or jurisdiction in which the policy is issued This minimum value is calculated according to a method described in the law, which is different than the method described in the policy for determining your policy's cash value.

                          SECTION 6 - SEPARATE ACCOUNT

SEPARATE ACCOUNT
We have established and will maintain one or more separate accounts, under the laws of the state of Iowa. Any realized or unrealized income, net gains and losses from the assets of the separate account are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in the separate account for this policy, as well as for other variable annuity policies. Any separate account may invest assets in shares of one or more mutual fund portfolio, or in the case of a managed separate account, direct investments in stocks or other securities as permitted by law. Fund shares refer to shares of underlying mutual funds or prorata ownership of the assets held in a subaccount of a managed separate account. Fund shares are purchased, redeemed, and valued on behalf of the separate account.

The separate account is divided into subaccounts. Each subaccount invests exclusively in shares of one of the portfolios of an underlying fund We reserve the right to add or remove any subaccount of the separate account.

The assets of the separate account are our property. These assets will equal or exceed the reserves and other contract liabilities of the separate account. These assets will not be chargeable with liabilities arising out of any other business we conduct We reserve the right, subject to regulations governing the separate account, to transfer assets of a subaccount, in excess of the reserves and other contract liabilities with respect to that subaccount, to another subaccount or to our general account.

We will determine the fair market value of the assets of the separate account in accordance with a method of valuation, which we establish in good faith. Valuation period means the period of time from one determination of the value of each subaccount to the next Such determinations are made when the value of the assets and liabilities of each subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open. You bear the entire investment risk for all amounts you allocate to the separate account.

We also reserve the right to transfer assets of the separate account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account If this type of transfer is made, the term "separate account", as used in the policy, shall then mean the separate account to which the assets were transferred.

We also reserve the right, when permitted by law, to:

(a)  deregister the separate account under the Investment Company Act of 1940;
(b)  manage the separate account under the direction of a committee at any time;
(c) restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the separate account;
(d)  combine the separate account with one or more other separate accounts;
(e)  create new separate accounts;
(f) add new subaccounts to or remove existing subaccounts from the separate account, or combine subaccounts; and
(g) (add new underlying mutual funds, remove existing mutual funds, or substitute a new fund for an existing fund.

V1677                                Page 8

The net asset value of a fund share is the per-share value calculated by the mutual fund or, in the case of a managed separate account, by the Company. The net asset value is computed by adding the value of the subaccount's investments, cash and other assets, subtracting its liabilities, and then dividing by the number of shares outstanding. Net asset values of fund shares reflect investment advisory fees and other expenses incurred in managing a mutual fund or a managed separate account.

CHANGE IN INVESTMENT OBJECTIVE OR POLICY OF A MUTUAL FUND
If required by law or regulation, an investment policy of the separate account will only be changed if approved by the appropriate insurance official of the state of Iowa or deemed approved in accordance with such law or regulation. If so required, the process for obtaining such approval is filed with the insurance official of the state or district in which this policy is delivered.

CHARGES AND DEDUCTIONS
The mortality and expense risk fee and the administrative charge are each deducted both before and after the annuity commencement date to compensate for changes in mortality and expenses not anticipated by the mortality and administration charges guaranteed in the policy. The service charge is deducted prior to the annuity commencement date only.

If the mortality and expense risk fee is more than sufficient, the Company will retain the balance as profit or may reduce this fee in the future.

ACCUMULATION UNITS
The policy value in the separate account before the annuity commencement date is represented by accumulation units. The dollar value of accumulation units for each subaccount will change from business day to business day reflecting the investment experience of the subaccount. Accumulation units shall be used to account for all amounts allocated to or withdrawn from a subaccount of the separate account as a result of premium payments, partial withdrawals, transfers, or fees and charges.

Transfers and premium payments allocated to the subaccounts will be applied to provide accumulation units in those subaccounts. The number of accumulation units purchased in a subaccount will be determined by dividing the dollar amount allocated to or transferred to that subaccount, by the value of an accumulation unit for that subaccount on the premium payment or transfer date.

The number of accumulation units withdrawn or transferred from the subaccounts will be determined by dividing the dollar amount withdrawn or transferred by the value of an accumulation unit for that subaccount on the withdrawal or transfer date.

We set the initial accumulation unit value for each subaccount. Subsequent accumulation unit values for each subaccount are determined by multiplying the accumulation unit value for the immediately preceding valuation period by the new investment factor of the subaccount for the current valuation period.

The net investment factor used to calculate the value of an accumulation unit in each subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result where:

(a)  is the result of:
     (1) the net asset value of a fund share held in that subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of that subaccount.
(b) is the net asset value of a fund share held in that subaccount determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the mortality and expense risk fee and administrative charge before the annuity commencement date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data page of the daily net asset value of a fund share held in that subaccount.

Since the net investment factor may be greater or less than one, the accumulation unit value may increase or decrease.

VB1677                               Page 9

                            SECTION 7 - FIXED ACCOUNT

FIXED ACCOUNT
The fixed account is comprised of guaranteed period options and the dollar cost averaging fixed account option that we may choose to offer. Premium payments applied to and any amounts transferred to the fixed account will reflect a fixed interest rate. The interest rates we set will be credited for increments of at least one year measured from each premium payment or transfer date. These rates will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3.

Upon full surrender of the policy, the cash value will never be less than that required by the nonforfeiture laws of your state.

We reserve the right, at our sole discretion, to refuse premium payments or transfers allocated to any of the fixed account options.

GUARANTEED PERIOD OPTIONS
We may offer Guaranteed Period Options in the fixed account, into which premium payments may be paid or amounts transferred. The current interest rate we set for funds entering each guaranteed period option is guaranteed until the end of that option's guaranteed period. At that time, the premium payment made or amount transferred into the guaranteed period option, less any withdrawals or transfers from that guaranteed period option, plus accrued interest, may be rolled into a new guaranteed period option (subject to availability of any guaranteed period option for such rollovers) or may be transferred to any subaccount(s) within the separate account(s).

You may choose the investment option(s) you want the funds transferred into by giving us a written notice within 30 days before the end of the expiring option's guaranteed period. However, any available guaranteed period elected may not extend beyond the maximum annuity commencement date defined in Section 11. In the absence of such election, the funds will be rolled into a new guaranteed period option which is the same as the expiring guaranteed period option unless that guaranteed period option is no longer offered. In that case, the funds will be rolled into the next shorter guaranteed period option available, otherwise the next longer guaranteed period option available. You will be mailed a notice of completion of the rollover with the new interest rate applicable. The new guaranteed period option will be deemed as accepted if we do not receive a written rejection within 30 days from the postmark date of the completion notice. We reserve the right, at our sole discretion, for new premium payments or transfers to offer or not to offer any guaranteed period option. If we do not offer a guaranteed period option and we have not received directions from you in a form and manner acceptable to us, how the premium payments or funds transferred are to be allocated, the funds will be placed in any available fixed account option at the lowest crediting rate then applicable, or otherwise may be refused as a fixed account premium/transfer. If that occurs, we will require instructions as to which subaccounts to allocate such premiums/transfers.

When funds are withdrawn or transferred from a guaranteed period option, the policy value associated with the oldest premium payment or transfer is considered to be withdrawn or transferred first. If the amount withdrawn or transferred exceeds the policy value associated with the oldest premium, the policy value associated with the next oldest premium payment or transfer is considered to be withdrawn or transferred next, and so on until the policy value associated with the most recent premium payment or transfer is considered to be withdrawn or transferred.

Partial withdrawals, surrenders, transfers (except those transfers made at the end of a guaranteed period option), and amounts applied to an income option from the guaranteed period option(s) are subject to an excess interest adjustment as described in Section 5.

DOLLAR COST AVERAGING FIXED ACCOUNT OPTION
We may offer a dollar cost averaging fixed account option separate from the guaranteed period options. This option will have a one-year interest rate guarantee. The current interest rate we set for the dollar cost averaging fixed account may differ from the rates credited on the one-year guaranteed period option in the fixed account. In addition, the current interest rate we credit may vary on different portions of the dollar cost averaging fixed account. The credited interest rate will never be less than the Fixed Account Guaranteed Minimum Effective Annual Interest Rate shown on Page 3. The dollar cost averaging fixed account option will only be available under a dollar cost averaging program as described in Section 8.

L1194                                Page 10

                              SECTION 8 - TRANSFERS

A.   TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE
Prior to the annuity commencement date, you may transfer the policy values from one investment option to another by notifying us in a form and manner acceptable to us. Transfers under this policy may be restricted if you elect a rider which contains restrictions on transfers.

Transfers of policy value from the guaranteed period options of the fixed account prior to the end of that guaranteed period option are subject to an excess interest adjustment. No excess interest adjustment will apply to policy value transfers at the end of a guaranteed period.

If the excess interest adjustment at the time of such policy value transfer results in a decrease in the funds available to you, then the maximum policy value transfer is 25% of that guaranteed period option's policy value, less policy values previously transferred out of that guaranteed period option during the current policy year. Each such transfer must be separated by a period of 12 months.

If the excess interest adjustment at the time of such policy value transfer results in additional funds available to you, no maximum will apply to such policy values transferred from the guaranteed period option.

Transfers of policy value from the separate account are subject to a minimum of $500 or the entire subaccount policy value, if less. However, if the remaining subaccount policy value is less than $500, we reserve the right to include that amount as part of the transfer.

Transfers of interest credited in the guaranteed period options to other Investment Options are allowed on a "First-ln, First-Out" basis. Such transfers may be made monthly, quarterly, semi-annually, or annually. Each such transfer must be at least S50 and will not be subject to an excess interest adjustment.

You may choose which guaranteed period option to transfer to or from, however, any guaranteed period option elected may not extend beyond the maximum annuity commencement date defined in Section 11.

We reserve the right to limit transfers to no more than 12 in any one policy year. Any transfers in excess of 12 per policy year may be charged a $10 per transfer fee. Transfers among multiple investment options will be treated as one transfer in determining the number of transfers that have occurred. We also reserve the right, at our sole discretion, to refuse transfers allocated to any of the fixed account options.

This policy was not designed for the use of programmed, large, frequent, or short-term transfers. Such transfers may be disruptive to the underlying fund portfolios, increase transaction costs, and cause adverse effects for other policy owners and beneficiaries. We have developed policies and procedures in an attempt to detect and deter market timing and disruptive trading. If we determine you are engaged in such activities we will use a combination of the following measures in an attempt to deter those activities, without taking the same measures for all owners: (1) monitor your trading activity; (2) advise you in writing of our policy against market timing and disruptive trading; (3) revoke expedited transfer privileges (we consider transfers by telephone, fax, overnight mail, or the Internet to be "expedited" transfers); (4) require written transfer requests with an original signature conveyed only via U.S. Mail for all transfers; (5) restrict the transfer privileges of others acting on your behalf, including your registered representative or an asset allocation or investment advisory service; (6) suspend or discontinue your transfer privileges; (7) impose holding period requirements; 18) limit the number, size, frequency, manner, or timing of transfers; (9) reject any premium payment or transfer request; (10) implement, administer, and impose fees or restrictions, including redemption fees, imposed by an underlying fund portfolio; and (11) reverse potentially harmful transfers. For all of these purposes, we may aggregate two or more policies that we believe are connected We will also administer the policy to comply with state, federal, and other regulatory requirements concerning transfers.

DOLLAR COST AVERAGING OPTION
Prior to the annuity commencement date, you may instruct us to automatically transfer a specified amount from source accounts made available by us to any other subaccount(s) of the separate account. The automatic transfers can occur monthly or quarterly. You may change the subaccounts to which these transfers are allocated as permitted by us from time to time.

Transfers will continue until the elected source account is depleted. The amount transferred each time must be at least $500. All transfers from the source account will be the same amount as the initial transfer. Transfers must be scheduled for at least 6 months, but not more than 24 months or for at least 4 quarters, but not more than 8 quarters each time the dollar cost averaging program is started or restarted following termination of the program for any reason.

Dollar cost averaging results in the purchase of more accumulation units when the value of the accumulation unit is low, and fewer accumulation units when the value of the accumulation unit is high. However, there is no guarantee that the dollar cost averaging program will result in higher policy values or will otherwise be successful.

LB1194                               Page 11

Dollar cost averaging may be discontinued before its scheduled completion by sending written notice to us. If dollar cost averaging is discontinued prior to the end of the scheduled period, all remaining funds in the dollar cost averaging fixed account will be transferred at that time. Unless we are notified otherwise the funds remaining in the dollar cost averaging fixed account will be transferred to the subaccounts in the percentages currently indicated. While dollar cost averaging is in effect, asset rebalancing is not available.

ASSET REBALANCING
Prior to the annuity commencement date, you may instruct us to automatically transfer amounts among the subaccounts of the separate account on a regular basis to maintain a desired allocation of the policy value among the various subaccounts offered. Rebalancing will occur on a monthly, quarterly, semi-annual, or annual basis, beginning on a date selected by you. You must select the percentage of the policy value desired in each of the various subaccounts offered (totaling 100%). Any amounts in the fixed account are ignored for the purposes of asset rebalancing. Rebalancing can be started, stopped or changed at any time. Asset rebalancing is not available while dollar cost averaging is in effect. Rebalancing will cease as soon as we receive a request for any other transfer.

B.   TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE
After the annuity commencement date, you may transfer the value of the variable annuity units from one subaccount to another within the separate account or to the fixed account. If you want to transfer the value of the variable annuity units, you must provide a signed notice, containing the facts that we need. We reserve the right to limit transfers between the subaccounts or to the fixed accounts to once per policy year.

The minimum amount which may be transferred is the lesser of $10 monthly income or the entire monthly income of the variable annuity units in the subaccount from which the transfer is being made. If the monthly income of the remaining units in a subaccount is less than $10, we have the right to include the value of those variable annuity units as part of the transfer.

After the annuity commencement date, no transfers may be made from the fixed account to any other investment options.

                           SECTION 9 - DEATH PROCEEDS

A.   DEATH PROCEEDS PRIOR TO ANNUITY COMMENCEMENT DATE
The amount of death proceeds will be the greatest of (a), (b), (c), or (d) where:

(a) is the policy value on the date we receive due proof of death and an election of a method of settlement;
(b) is the cash value on the date we receive due proof of death and an election of a method of settlement;
(c)  is the minimum required cash value; and
(d) is the guaranteed minimum death benefit, if any, plus any additional premium payments received, less any gross partial withdrawals, from the date of death to the date of payment of death proceeds.

Until the death proceeds are paid, the policy value will remain in the subaccounts as previously specified by the owner or as reallocated pursuant to instructions received by us from all beneficiaries (due proof of death is required before we will accept such instructions). Therefore, the policy value (and cash value) will fluctuate with the investment performance of the applicable subaccounts and accordingly, the amount of the death proceeds will also vary until the proceeds are paid.

For purposes of this policy, proof of death means:

(a)  a certified copy of the death certificate; or
(b) a certified copy of a decree of a court of competent jurisdiction as to a finding of death; and
(c)  any other proof or other documents required by us.

If You have not directed how death proceeds are to be paid by the date of death, the beneficiary may make such election within one year of the date we receive due proof of the owner's or annuitant's death as described in Subsection C below. The beneficiary may elect to receive the death proceeds as a lump sum or in payments as described in Subsection C below. We will pay interest on death proceeds as required by law.

We must distribute death proceeds or continue making payments under an income option under this annuity policy as required in Internal Revenue Code Section 72(s). The requirements of Internal Revenue Code Section 72(s) will override any provision of this policy to the contrary.

B.   GUARANTEED MINIMUM DEATH BENEFIT
The amount of the guaranteed minimum death benefit, if any, is based on the guaranteed minimum death benefit option shown on the policy data page. You may not change the guaranteed minimum death benefit option after we issue the policy.

D615                                 Page 12

C.   DEATH PRIOR TO ANNUITY COMMENCEMENT DATE
Payment of death proceeds depends on the relationships between the owner, annuitant, and beneficiary as outlined below.

If there are surviving owners, the surviving owners automatically take the place of any designated beneficiary or beneficiaries.

Where there are joint annuitants, the death proceeds become payable only upon the death of the surviving annuitant, subject to the distribution requirements under Subsection C.1I. below.

I.   Annuitant Death

     When we have due proof that the annuitant died before the annuity commencement date, the death proceeds are payable to the beneficiary. If no beneficiary is designated and there is no surviving owner, the owner's estate will become the beneficiary.

     a) When the beneficiary is the deceased annuitant's surviving spouse. The beneficiary may elect to continue this policy as owner and annuitant rather than receiving the death proceeds. If the policy is continued, an amount equal to the excess, if any, of the guaranteed minimum death benefit over the policy value will then be added to the policy value pro rata according to the amount of policy value in each Investment Option at that time. This is a one-time only policy value adjustment applied at the time the policy is continued, and the guaranteed minimum death benefit previously selected will continue on as applicable.

          If the policy is continued, all current surrender charges will be waived; however, any premium received after the deceased Annuitant's death will be subject to any applicable surrender charges.

          If the beneficiary elects to have the death proceeds paid rather than continue the policy, the death proceeds must be distributed pursuant to subsections b)(1) and (2) below.

     b) When the beneficiary is an individual who is not the deceased annuitant's surviving spouse. The death proceeds must be distributed:

          (1) by the end of 5 years after the date of the deceased annuitant's death; or

          (2) payments (either as annuity payments or partial withdrawals) must begin no later than one year after the deceased annuitant's death and must be made for a period certain or for this beneficiary's lifetime, so long as any period certain does not exceed this beneficiary's life expectancy (as defined by the Internal Revenue Code and regulations adopted under that Code). Election of this option must be made at least 60 days prior to the one year anniversary of the annuitant's death.

     c) When the beneficiary is not a natural person. The death proceeds must be distributed within 5 years after the annuitant's death.

II.  Owner Death

     At death of any owner, all current surrender charges will be waived, however, any premium received after the deceased owner's death will be subject to any applicable surrender charges.

     If the deceased owner is also the sole annuitant, Subsection C.I. "Annuitant Death" above applies.

     If an owner or joint owner who is not the sole annuitant dies prior to the annuity commencement date and before the entire interest in the policy is distributed, the successor owner as defined below will become the new owner, and no death proceeds are payable. The person or entity first listed below who is alive or in existence on the date of that death will become the successor owner:

     a)   surviving owner;
     b)   primary beneficiary;
     c)   contingent beneficiary; or
     d)   deceased owner's estate.

The successor owner will need to take distributions according to a), b), or c) below.

     a) If the sole successor owner is the deceased owner's spouse, we will continue this policy with the successor owner as the new owner, unless the deceased owner's spouse elects to take distribution as described in b)(1) or b)(2) below.
     b) If the successor owner is an individual who is not the deceased owner's spouse, the adjusted policy value or the minimum required cash value, if greater, must be distributed:
          (1) by the end of 5 years after the date of the deceased owner's death; or
          (2) payments (either as annuity payments or partial withdrawals) must begin no later than one year after the deceased owner's death and must be made for a period certain or for the successor owner's lifetime, so long as any period certain does not exceed the successor owner's life expectancy (as defined by the Internal Revenue Code and regulations adopted under that Code). Election of this option must be made at least 60 days prior to the one year anniversary of the deceased owner's death.
     c) If the successor owner is not a natural person, the adjusted policy value or the minimum required cash value, if greater, must be distributed within 5 years after the owner's death.

DB615                                Page 13

D.   DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE
The death proceeds on or after the annuity commencement date depend on the payment option selected. If any owner dies on or after the annuity commencement date, but before the entire interest in the policy is distributed, the remaining portion of such interest in the policy will be distributed to the beneficiary at least as rapidly as under the method of distribution being used as of the date of that death.

E.   AN OWNER IS NOT AN INDIVIDUAL
If any owner is not an individual, then for purposes of the provisions in subsection C or D above, (1) the primary annuitant will be treated as the owner of the policy; and (2) the death of, or any change in, the primary annuitant, will be treated as the death of the owner.

                           SECTION 10 - INCOME OPTIONS

A.   GENERAL PAYMENT PROVISIONS
Payment
If this policy is in force on the annuity commencement date, we will use the fixed account portion and/or the separate account portion of the adjusted policy value, or the minimum required cash value, if greater, to make payments under an income option to the payee under fixed income option 2 and/or variable income option 3-V, respectively, with 10 years certain, or if elected, under one or more of the other income options described in this section, or any other method of payment if we agree. However, the income option elected must provide for lifetime income or income for a period of at least 60 months. You will become the annuitant upon annuitization, unless the owner is not a natural person. Payments will be made at 1, 3, 6, or 12-month intervals. We reserve the right to change the frequency of payments to avoid making payments of less than $50.

Before the annuity commencement date, if the death proceeds become payable, or if you surrender this policy, we will pay any proceeds in one sum, or if elected, all or part of these proceeds may be applied to one or more of the income options described in this section, or any other method of payment if we agree.

Adjusted Age
Payments under fixed income options 2 and 4 and the first payment under variable income options 3-V and 5-V are determined based on the adjusted age of the annuitant The adjusted age is the annuitant's actual age on the annuitant's nearest birthday, at the annuity commencement date, adjusted as follows:

     Annuity
Commencement Date        Adjusted Age
-----------------     -----------------
   Before 2010        Actual Age
   2010 - 2019        Actual Age minus 1
   2020 - 2026        Actual Age minus 2
   2027 - 2033        Actual Age minus 3
   2034 - 2040        Actual Age minus 4
   After 2040         Actual Age minus 5

Election of Optional Method of Payment
Before the annuity commencement date, you can elect or change an income option. You may elect, in a notice in a form and manner acceptable to us, income options that may be either variable, fixed, or a combination of both. If you elect a combination, you must also tell us what part of the adjusted policy value on the annuity commencement date are to be applied to provide each type of payment (You must also specify which subaccounts.) The amount of a combined payment will be the sum of the variable and fixed payments. Payments under a variable income option will reflect the investment performance of the selected subaccount(s) of the separate account.

Payee
Unless you specify otherwise, the payee shall be the annuitant.

In the event of the death of a payee who is not the annuitant prior to the end of payments pursuant to the terms of the income option chosen, payments will be continued to the beneficiary or their present value may be paid in a single sum.

Proof of Age
We may require proof of the age of any person who elects income options 2, 3-V, 4 and 5-V of this Section before we make the first payment.

Minimum Proceeds
If the proceeds are less than $2,000, we reserve the right to pay them out as a lump sum instead of applying them to an income option.

Premium Tax
We may be required by law to pay premium tax on the amount applied to an income option. If so, we will deduct the premium tax before applying the proceeds.

Supplementary Contract
Once proceeds become payable and an income option has been selected, we will issue a supplementary contract to reflect the terms of the selected income option. The supplemental contract will name the payee(s) and will describe the payment schedule.

S1354                                Page 14

B.   FIXED INCOME OPTIONS
Guaranteed Income Options
The amount of the fixed payment is determined by multiplying each $1,000 of policy proceeds allocated to fixed income option 1, 2, or 4 by the amounts shown on pages 18 and 19 for the option you select. Income options 1 and 3 are based on the guaranteed interest rate shown on page 18. Income options 2 and 4 are based on the guaranteed interest rate shown on page 18 and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G.

Fixed Income Option 1 - Income for a Specified Period
We will make level payments only for the specific period you choose. The specified period may not exceed your life expectancy. No funds will remain at the end of the specified period.

Fixed Income Option 2 - Life Income You may choose between:
(a) No Period Certain - We will make level payments only during the annuitant's lifetime.
(b) 10 Years Certain - We will make level payments for the longer of the annuitant's lifetime or ten years.
(c) Guaranteed Return of Policy Proceeds - We will make level payments for the longer of the annuitant's lifetime or until the total dollar amount of payments equals the amount applied to this option.
(d) Life with Emergency Cash (SM) - We will make level payments during the annuitant's lifetime, but the annuity may be surrendered (in full or part). The emergency cash value is equal to a multiple of the payment where that multiple reduces over time to zero at age 101. We will apply a surrender charge that is applicable at the time of annuitization. Should the annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same value would be payable, but without the surrender charge.

Fixed income options 2(a) and 2(d) are not available for annuitant adjusted age(s) greater than 85.
Fixed Income Option 3 - Income of a Specified Amount
We will make payments for any specified amount you choose until the amount applied to this option, with interest, is exhausted. The duration of the payments may not exceed the annuitant's life expectancy. This will be a series of level payments followed by a smaller final payment.

Fixed Income Option 4 - Joint and Survivor Annuity
You may choose between:

(a) No Period Certain - We will make payments during the joint lifetime of the annuitant and a joint annuitant of your choosing. We will make payments as long as either person is living.

(b) Life with Emergency Cash (SM) - We will make level payments during the joint lifetime of the annuitant and a joint annuitant of your choosing. We will make payments as long as either person is living, but the annuity may be surrendered (in full or part). The emergency cash value is equal to a multiple of the payment, where that multiple reduces over time to zero at age 101 of the younger annuitant. We will apply a surrender charge that is applicable at the time of annuitization. Should the last surviving annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same value would be payable, but without the surrender charge.

Fixed income options 4(a) and 4(b) are not available for annuitant adjusted age(s) greater than 85.

Current Income Options
The amounts shown in the tables on pages 18 and 19 are the guaranteed amounts. You may obtain current amounts we offer to individuals of the same class, subject to availability as described under "Guaranteed Income Options" above.

SB1354                               Page 15

C.   VARIABLE INCOME OPTIONS
Variable Annuity Units
We will use the adjusted policy value you tell us to apply to a variable income option to purchase variable annuity units in your chosen subaccounts. The dollar value of variable annuity units in your chosen subaccounts will increase or decrease reflecting the investment experience of your chosen subaccounts. The value of a variable annuity unit in a particular subaccount on any business day is equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the variable annuity unit value for that the subaccount immediately preceding that on business day;
(b)  is the net investment factor for subaccount for the valuation period; and
(c) is the assumed investment return adjustment factor for the valuation period.

The assumed investment return adjustment factor for the valuation period is the product of daily discount factors which reflect the effective annual assumed investment return shown on page 20.

The net investment factor used to calculate the value of a variable annuity unit in each subaccount for the valuation period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

(a)  is the net result of:
     (1) the net asset value of a fund share held in that subaccount determined as of the end of the current valuation period; plus
     (2) the per share amount of any dividend or capital gain distributions made by the fund for shares held in that subaccount if the ex-dividend date occurs during the valuation period; plus or minus
     (3) a per share credit or charge for any taxes reserved for, which we determine to have resulted from the investment operations of the subaccount.
(b) is the net asset value of a fund share held in that subaccount determined as of the end of the immediately preceding valuation period.
(c) is a factor representing the mortality and expense risk fee and administrative charge applicable after the annuity commencement date. This factor is less than or equal to, on an annual basis, the percentage shown on the Policy Data page, plus any additional fee applicable to the initial payment guarantee of the daily net asset value of a fund share held in the separate account for that subaccount

Determination of the First Variable Payment
The amount of the first variable payment is determined by multiplying each $1,000 of adjusted policy value allocated to a variable income option by the amounts shown on the variable income option table for the variable income option you select. The tables are based on the effective annual assumed investment return shown on page 20 and the "Annuity 2000" (male, female, and unisex if required by law) mortality table projected for improvement using projection scale G.

Variable Income Option 3-V - Life Income You may choose between:

(a) No Period Certain - We will make payments during the lifetime of the annuitant
(b) 10 Years Certain - We will make payments for the longer of the annuitant's lifetime or ten years.
(c) Life with Emergency Cash (SM) - We will make payments during the annuitant's lifetime, but the annuity may be surrendered (in full or part). The emergency cash value is equal to a multiple of the supportable payment (see definition below), where that multiple reduces over time to zero at age 101. We will apply a surrender charge that is applicable at the time of annuitization. Should the annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same value would be payable, but without the surrender charge.

Variable Income Options 3-V(a) and 3-V(c) are not available for adjusted age(s) greater than 85.

C979                                 Page 16

Variable Income Option 5-V - Joint and Survivor Annuity

You may choose between:

(a) No Period Certain - We will make payments as long as either the annuitant or the joint annuitant is living.
(b) Life with Emergency Cash (SM) - We will make payments during the joint lifetime of the annuitant and a joint annuitant of your selection. Payments will be made as long as either person is living, but the annuity may be surrendered (in full or part). The emergency cash value is equal to a multiple of the supportable payment (see definition below), where that multiple reduces over time to zero at age 101 of the younger annuitant. We will apply a surrender charge that is applicable at the time of annuitization. Should the last surviving annuitant die before age 101 (or, for qualified policies, the applicable age based on IRS Life Expectancy table(s) if earlier), the same value would be payable, but without the surrender charge.

Variable income options 5-V(a) and 5-V(b) are not available for annuitant adjusted age(s) greater than 85.

Initial Payment Guarantee
At the time you annuitize, you may elect an initial payment guarantee under which we guarantee your variable annuity payments will never be less than a percentage of the initial variable annuity payment. You cannot terminate the initial payment guarantee after you have elected it. The percentage applicable to the initial payment and the additional fee for this option will be those currently applicable at the time of annuitization.

Supportable Payment
The supportable payment is the sum of each selected subaccount's variable annuity unit value times the number of variable annuity units. The variable annuity units are adjusted to reflect the year-to-date difference between the stabilized payment and the payment had they not been stabilized. Supportable payments are used to determine surrender values, death benefits and transfers.

Determination of Subsequent Variable Payments Without Stabilization
The number of variable annuity units in each selected subaccount is determined by dividing the first variable annuity payment allocated to the subaccount by the variable annuity unit value of that subaccount on the annuity commencement date. The amount of each variable annuity payment after the first payment will increase or decrease according to the value of the variable annuity units which reflect the investment experience of the selected subaccounts. Each variable annuity payment after the first payment will be equal to the number of variable annuity units in the selected subaccounts multiplied by the variable annuity unit value on the date the payment is made.

Determination of Subsequent Variable Payments With Stabilization
If "Life with Emergency Cash" is chosen (variable income option 3-V(c) or 5-V(b)), or if the initial payment guarantee is chosen, variable annuity payments during the first year following the annuity commencement date will be stabilized to equal the initial payment. On each anniversary of the annuity commencement date, the stabilized variable annuity payment will be increased or decreased (but never below the guaranteed payment if the initial payment guarantee is chosen) and held level for that year. On each anniversary of the annuity commencement date, the stabilized variable annuity payment will equal the supportable payment at that time (or if the initial payment guarantee is chosen, the stabilized variable payment will equal the greater of the guaranteed payment or the supportable payment at that time).

If the payment without stabilization (at any payment date during the year) is greater than the stabilized variable annuity payment for that year, the excess will be used to purchase additional annuity units (as described below). If the payment without stabilization (at any payment date during the year) is less than the stabilized variable annuity payment for that year, annuity units will be redeemed (as described below) to fund the deficiency.

Purchase/Redemption of Annuity Units with Stabilized Variable Annuity Payments The number of annuity units purchased or redeemed is equal to the annuity income purchased or redeemed, respectively, divided by the annuity unit value for each respective subaccount. Purchases and redemptions of annuity income will be allocated to each subaccount on a proportionate basis. The amount of annuity income purchased or redeemed is the difference between the payment without stabilization during that year and the stabilized variable annuity payment, times an attained adjusted age nearest birthday payment factor divided by $1,000. The payment factor will reflect any remaining guaranteed payments, if any, and is determined using the same assumptions for mortality and interest as the payment factors listed in this policy for variable income options 3-V and 5-V.

CB979                                Page 17

                       GUARANTEED FIXED INCOME OPTIONS **

      The amounts shown in these tables are the guaranteed monthly amounts for each 1,000 of the proceeds. Higher current amounts may be available at the time of settlement

      Option 1                  Option 2 (a)               Option 2 (b)               Option 2 (c)               Option 2 (d)
------------------------------------------------------------------------------------------------------------------------------------
 Number    Amount
   of        of              Monthly Installment       Monthly Installment       Monthly Installment For     Monthly Installment
 Years    Monthly            For Life No Period         For Life 10 Years         Life Guaranteed Return       For Life With
Payable  Installment               Certain                 Certain                  of Policy Proceeds       Emergency Cash (SM)
------------------------------------------------------------------------------------------------------------------------------------
                     Age*  Male    Female   Unisex    Male    Female   Unisex    Male    Female   Unisex    Male    Female   Unisex
------------------------------------------------------------------------------------------------------------------------------------
                      50  $  2.97  $  2.86  $  2.90  $  2.96  $  2.86  $  2.89  $  2.79  $  2.74  $  2.76  $  2.69  $  2.66  $  2.67
                      51     3.04     2.92     2.96     3.02     2.91     2.94     2.84     2.79     2.80     2.74     2.70     2.72
                      52     3.10     2.98     3.02     3.08     2.97     3.01     2.89     2.84     2.85     2.79     2.75     2.76
                      53     3.18     3.05     3.09     3.15     3.03     3.07     2.94     2.89     2.90     2.84     2.80     2.81
   5        17.28     54     3.25     3.11     3.15     3.22     3.10     3.14     3.00     2.94     2.96     2.89     2.85     2.86
   6        14.51     55     3.33     3.18     3.23     3.30     3.17     3.21     3.06     3.00     3.02     2.94     2.90     2.91
   7        12.53     56     3.41     3.26     3.30     3.38     3.24     3.28     3.12     3.06     3.07     3.00     2.96     2.97
   8        11.04     57     3.50     3.34     3.39     3.46     3.32     3.36     3.18     3.12     3.14     3.06     3.01     3.03
   9         9.89     58     3.60     3.42     3.47     3.55     3.39     3.44     3.25     3.18     3.20     3.12     3.07     3.08
  10         8.96     59     3.69     3.51     3.56     3.65     3.48     3.53     3.32     3.25     3.27     3.18     3.13     3.15
  11         8.21     60     3.80     3.60     3.66     3.75     3.57     3.62     3.39     3.32     3.34     3.25     3.20     3.21
  12         7.58     61     3.91     3.70     3.76     3.85     3.66     3.72     3.46     3.39     3.41     3.32     3.27     3.28
  13         7.05     62     4.03     3.81     3.87     3.96     3.76     3.82     3.54     3.47     3.49     3.39     3.34     3.35
  14         6.59     63     4.16     3.92     3.99     4.07     3.87     3.93     3.63     3.55     3.57     3.47     3.41     3.43
  15         6.20     64     4.30     4.04     4.12     4.20     3.98     4.04     3.72     3.63     3.66     3.55     3.49     3.51
  16         5.85     65     4.45     4.16     4.25     4.32     4.09     4.16     3.81     3.72     3.75     3.63     3.57     3.59
  17         5.55     66     4.60     4.30     4.39     4.46     4.22     4.29     3.91     3.81     3.84     3.72     3.66     3.68
  18         5.27     67     4.77     4.45     4.54     4.60     4.35     4.42     4.01     3.91     3.94     3.81     3.75     3.77
  19         5.03     68     4.95     4.60     4.71     4.75     4.49     4.57     4.11     4.01     4.04     3.90     3.85     3.86
  20         4.81     69     5.14     4.77     4.88     4.90     4.64     4.71     4.23     4.12     4.15     4.01     3.95     3.96
                      70     5.34     4.95     5.07     5.06     4.79     4.87     4.34     4.24     4.27     4.11     4.05     4.07
                      71     5.56     5.15     5.27     5.22     4.95     5.03     4.47     4.36     4.39     4.22     4.17     4.18
                      72     5.79     5.36     5.49     5.39     5.12     5.20     4.60     4.49     4.52     4.34     4.29     4.30
                      73     6.03     5.59     5.72     5.56     5.30     5.38     4.73     4.62     4.66     4.46     4.40     4.42
                      74     6.30     5.83     5.97     5.74     5.49     5.57     4.88     4.77     4.80     4.59     4.54     4.55
                      75     6.58     6.10     6.24     5.93     5.68     5.76     5.03     4.92     4.95     4.72     4.67     4.69
                      76     6.88     6.39     6.53     6.11     5.88     5.95     5.18     5.08     5.11     4.85     4.81     4.82
                      77     7.20     6.70     6.85     6.30     6.09     6.15     5.35     5.25     5.28     5.00     4.96     4.97
                      78     7.55     7.03     7.19     6.49     6.30     6.36     5.53     5.43     5.46     5.15     5.12     5.12
                      79     7.92     7.40     7.55     6.68     6.51     6.56     5.71     5.61     5.64     5.31     5.28     5.29
                      80     8.32     7.79     7.95     6.87     6.72     6.77     5.90     5.81     5.84     6.48     5.45     5.46
                      81     8.75     8.22     8.38     7.06     6.93     6.97     6.11     6.02     6.05     5.67     5.64     5.64
                      82     9.20     8.69     8.84     7.24     7.13     7.16     6.32     6.24     6.27     5.84     5.83     5.84
                      83     9.69     9.19     9.34     7.41     7.33     7.36     6.55     6.48     6.50     6.05     6.04     6.04
                      84    10.21     9.74     9.88     7.58     7.52     7.54     6.78     6.72     6.74     6.24     6.24     6.24
                      85    10.77    10.33    10.46     7.74     7.69     7.71     7.03     6.98     7.00     6.48     6.48     6.48
                      86                                7.89     7.86     7.87     7.29     7.26     7.27
                      87                                8.03     8.01     8.01     7.57     7.54     7.55
                      88                                8.16     8.15     8.15     7.86     7.84     7.85
                      89                                8.28     8.27     8.27     8.17     8.15     8.16
                      90                                8.38     8.38     8.38     8.49     8.48     8.48
                      91                                8.48     8.48     8.48     8.83     8.82     8.83
                      92                                8.57     8.57     8.57     9.19     9.18     9.19
                      93                                8.65     8.64     8.65     9.58     9.56     9.57
                      94                                8.72     8.71     8.71    10.00     9.97     9.98
                      95                                8.78     8.77     8.77    10.45    10.40    10.42
                      96                                8.83     8.82     8.82    10.94    10.87    10.89
                      97                                8.87     8.86     8.86    11.48    11.38    11.41
                      98                                8.90     8.90     8.90    12.07    11.95    11.99

* Adjusted age as defined in Section 10.A.

** The guaranteed fixed income amounts are based on a guaranteed annual effective interest rate of [1.5%]

Dollar amounts of monthly, quarterly, semi-annual and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

T1097                               Page 18

                            Fixed Income Option 4 (a)
                 Monthly Installment For Joint and Full Survivor

                                      Adjusted Age of Female Annuitant*
Adjusted Age  ----------------------------------------------------------------------------------
     of        15 Years    12 Years    9 Years     6 Years     3 Years                  3 Years
    Male      Less Than   Less Than   Less Than   Less Than   Less Than    Same As     More Than
 Annuitant*      Male       Male        Male        Male        Male         Male        Male
------------------------------------------------------------------------------------------------
     50       $     2.20  $     2.27  $     2.34  $     2.41  $     2.48  $     2.55  $     2.62
     55             2.35        2.44        2.52        2.61        2.71        2.80        2.88
     60             2.54        2.64        2.76        2.88        2.99        3.11        3.23
     65             2.77        2.91        3.06        3.22        3.38        3.54        3.69
     70             3.08        3.26        3.46        3.67        3.89        4.11        4.33
     75             3.47        3.72        3.99        4.29        4.60        4.93        5.24
     80             4.01        4.35        4.74        5.17        5.62        6.08        6.53
     85             4.75        5.25        5.81        6.44        7.09        7.75        8.36

             Monthly Installment For Unisex Joint and Full Survivor

                                       Adjusted Age of Joint Annuitant*
Adjusted Age  ----------------------------------------------------------------------------------
     of        15 Years    12 Years    9 Years     6 Years     3 Years                 3 Years
    First     Less Than   Less Than   Less Than   Less Than   Less Than    Same As    More Than
 Annuitant*     First       First       First       First       First       First       First
------------------------------------------------------------------------------------------------
     50       $     2.20  $     2.27  $     2.34  $     2.41  $     2.48  $     2.55  $     2.61
     55             2.36        2.44        2.53        2.62        2.70        2.79        2.87
     60             2.55        2.65        2.76        2.88        2.99        3.10        3.20
     65             2.79        2.92        3.07        3.22        3.37        3.52        3.66
     70             3.10        3.28        3.47        3.67        3.88        4.09        4.28
     75             3.50        3.75        4.02        4.30        4.60        4.89        5.16
     80             4.06        4.40        4.78        5.19        5.62        6.04        6.44
     85             4.83        5.32        5.87        6.47        7.10        7.71        8.28

                            Fixed Income Option 4 (b)
 Monthly Installment For Joint and Full Survivor (Life with Emergency Cash (SM))


                                      Adjusted Age of Female Annuitant*
Adjusted Age  ----------------------------------------------------------------------------------
     of        15 Years    12 Years    9 Years     6 Years     3 Years                  3 Years
    Male      Less Than   Less Than   Less Than   Less Than   Less Than    Same As     More Than
 Annuitant*      Male       Male        Male        Male        Male         Male        Male
------------------------------------------------------------------------------------------------
     50       $     2.15  $     2.21  $     2.28  $     2.35  $     2.42  $     2.49  $     2.54
     55             2.28        2.36        2.45        2.53        2.62        2.70        2.77
     60             2.45        2.54        2.65        2.76        2.87        2.97        3.06
     65             2.64        2.77        2.90        3.04        3.18        3.31        3.42
     70             2.89        3.04        3.21        3.39        3.57        3.75        3.89
     75             3.19        3.39        3.61        3.84        4.08        4.30        4.47
     80             3.57        3.83        4.12        4.42        4.73        5.02        5.23
     85             4.06        4.41        4.78        5.17        5.57        5.98        6.23

             Monthly Installment For Unisex Joint and Full Survivor
                         (Life with Emergency Cash (SM))

                                       Adjusted Age of Joint Annuitant*
Adjusted Age  ----------------------------------------------------------------------------------
     of        15 Years    12 Years    9 Years     6 Years     3 Years                 3 Years
    First     Less Than   Less Than   Less Than   Less Than   Less Than    Same As    More Than
 Annuitant*     First       First       First       First       First       First       First
------------------------------------------------------------------------------------------------
     50       $     2.15  $     2.22  $     2.28  $     2.35  $     2.42  $     2.49  $     2.54
     55             2.29        2.37        2.45        2.53        2.62        2.70        2.76
     60             2.45        2.55        2.65        2.76        2.87        2.97        3.05
     65             2.65        2.78        2.91        3.04        3.18        3.31        3.40
     70             2.90        3.06        3.22        3.40        3.57        3.74        3.86
     75             3.21        3.41        3.62        3.86        4.08        4.29        4.45
     80             3.60        3.86        4.14        4.44        4.73        5.02        5.21
     85             4.08        4.43        4.80        5.18        5.58        5.97        6.21

*Adjusted age as defined in Section 10.A.

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

TB1097                               Page 19

                             VARIABLE INCOME OPTIONS
                      BASED ON ASSUMED INVESTMENT RETURN**

        The amounts shown in these tables are the initial payment amounts based on a [5.0%] assumed investment return for each $1,000 of the proceeds.

                 Option 3-V (a)                Option 3-V (b)                Option 3-V  (c)
--------------------------------------------------------------------------------------------------
               Monthly Installment         Monthly Installment for    Monthly Installment for Life
           for Life No Period Certain       Life 10 Years Certain       With Emergency Cash (SM)
--------------------------------------------------------------------------------------------------
  Age*      Male     Female    Unisex     Male     Female    Unisex     Male     Female    Unisex
--------------------------------------------------------------------------------------------------
   50     $   5.07  $   4.93  $   4.98  $   5.04  $   4.92  $   4.95  $   4.83  $   4.76  $   4.78
   51         5.13      4.99      5.03      5.09      4.96      5.00      4.87      4.80      4.82
   52         5.19      5.04      5.08      5.15      5.01      6.05      4.92      4.84      4.86
   53         5.26      5.10      5.14      5.21      5.07      5.11      4.96      4.88      4.91
   54         5.33      5.16      5.21      5.27      5.12      5.17      5.01      4.93      4.95
   55         5.40      5.22      5.27      5.34      5.18      5.23      5.06      4.98      5.00
   56         5.48      5.29      5.35      5.41      5.25      5.30      5.12      5.03      5.05
   57         5.57      5.36      5.42      5.49      5.32      5.37      5.18      5.08      5.11
   58         5.66      5.44      5.50      5.57      5.39      5.44      5.24      5.14      5.17
   59         5.75      5.52      5.59      5.66      5.47      5.52      5.31      5.20      5.23
   60         5.85      5.61      5.68      5.75      5.55      6.61      5.37      5.26      5.29
   61         5.97      5.70      5.78      5.85      5.63      5.70      5.45      5.33      5.37
   62         6.09      5.81      5.89      5.95      5.72      5.79      5.53      5.40      5.44
   63         6.21      5.91      6.00      6.06      5.82      5.89      5.61      5.48      5.52
   64         6.35      6.03      6.13      6.17      5.92      6.00      5.70      5.56      5.60
   65         6.50      6.16      6.26      6.29      6.03      6.11      5.79      5.65      5.69
   66         6.66      6.29      6.40      6.42      6.15      6.23      5.89      5.75      5.79
   67         6.83      6.43      6.55      6.55      6.27      6.36      6.00      5.85      5.89
   68         7.01      6.59      6.71      6.69      6.40      6.49      6.11      5.96      6.00
   69         7.21      6.76      6.89      6.83      6.54      6.63      6.23      6.07      6.12
   70         7.41      6.94      7.08      6.98      6.69      6.77      6.36      6.20      6.25
   71         7.63      7.14      7.28      7.13      6.84      6.93      6.49      6.33      6.38
   72         7.87      7.35      7.50      7.28      7.00      7.09      6.63      6.46      6.52
   73         8.12      7.58      7.74      7.45      7.17      7.25      6.78      6.62      6.66
   74         8.39      7.83      8.00      7.61      7.34      7.42      6.94      6.78      6.83
   75         8.68      8.11      8.28      7.78      7.52      7.60      7.11      6.95      7.00
   76         8.99      8.40      8.58      7.95      7.71      7.78      7.29      7.13      7.18
   77         9.32      8.72      8.90      8.12      7.90      7.97      7.47      7.33      7.36
   78         9.68      9.07      9.25      8.29      8.09      8.16      7.68      7.52      7.57
   79        10.06      9.45      9.63      8.47      8.29      8.34      7.88      7.74      7.79
   80        10.47      9.85     10.04      8.64      8.48      8.53      8.11      7.98      8.01
   81        10.91     10.30     10.48      8.80      8.67      8.71      8.34      8.23      8.26
   82        11.38     10.78     10.96      8.97      8.86      8.89      8.60      8.48      8.53
   83        11.88     11.30     11.47      9.12      9.04      9.06      8.84      8.75      8.77
   84        12.42     11.87     12.03      9.27      9.21      9.23      9.09      9.01      9.05
   85        12.99     12.48     12.63      9.41      9.37      9.38      9.35      9.31      9.32
   86                                       9.54      9.51      9.52
   87                                       9.67      9.65      9.65
   88                                       9.78      9.77      9.77
   89                                       9.89      9.86      9.88
   90                                       9.98      9.98      9.98
   91                                      10.07     10.07     10.07
   92                                      10.15     10.15     10.15
   93                                      10.22     10.22     10.22
   94                                      10.28     10.28     10.28
   95                                      10.34     10.28     10.28
   96                                      10.38     10.38     10.38
   97                                      10.42     10.42     10.42
   98                                      10.45     10.45     10.45

*Adjusted age as defined in Section 10.A.

**The discount factor per day which corresponds to the assumed investment return of [5.0%] is [.99986634.]

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

H1428                                Page 20

                         Variable Income Option 5-V (a)
                 Monthly Installment For Joint and Full Survivor

                                      Adjusted Age of Female Annuitant*
              ----------------------------------------------------------------------------------
Adjusted Age   15 Years    12 Years    9 Years     6 Years     3 Years                  3 Years
  of Male     Less Than   Less Than   Less Than   Less Than   Less Than    Same As     More Than
 Annuitant*      Male       Male        Male        Male        Male         Male        Male
------------------------------------------------------------------------------------------------
     50       $     4.37  $     4.42  $     4.46  $     4.51  $     4.56  $     4.62  $     4.67
     55             4.48        4.54        4.60        4.67        4.74        4.81        4.88
     60             4.62        4.70        4.79        4.88        4.98        5.08        5.18
     65             4.81        4.92        5.04        5.17        5.31        5.46        5.61
     70             5.07        5.23        5.40        5.59        5.79        6.00        6.22
     75             5.43        5.65        5.90        6.18        6.48        6.79        7.11
     80             5.94        6.26        6.63        7.04        7.49        7.95        8.40
     85             6.67        7.15        7.70        8.31        8.97        9.63       10.26

             Monthly Installment For Unisex Joint and Full Survivor

                                       Adjusted Age of Joint Annuitant*
              ----------------------------------------------------------------------------------
Adjusted Age   15 Years    12 Years    9 Years     6 Years     3 Years                 3 Years
  of First    Less Than   Less Than   Less Than   Less Than   Less Than    Same As    More Than
 Annuitant*     First       First       First       First       First       First       First
------------------------------------------------------------------------------------------------
     50       $     4.38  $     4.42  $     4.47  $     4.51  $     4.56  $     4.61  $     4.66
     55             4.48        4.54        4.60        4.67        4.73        4.80        4.87
     60             4.63        4.70        4.79        4.88        4.97        5.07        5.16
     65             4.82        4.93        5.05        5.17        5.30        5.44        5.57
     70             5.09        5.24        5.41        5.59        5.78        5.97        6.16
     75             5.46        5.68        5.93        6.19        6.47        6.75        7.03
     80             5.99        6.31        6.67        7.07        7.48        7.90        8.30
     85             6.75        7.23        7.76        8.35        8.97        9.59       10.17

*Adjusted age as defined in Section 10.A

                         Variable Income Option 5-V (b)
 Monthly Installment For Joint and Full Survivor (Life with Emergency Cash (SM))

                                      Adjusted Age of Female Annuitant*
              ----------------------------------------------------------------------------------
Adjusted Age   15 Years    12 Years    9 Years     6 Years     3 Years                  3 Years
  of Male     Less Than   Less Than   Less Than   Less Than   Less Than    Same As     More Than
 Annuitant*      Male       Male        Male        Male        Male         Male        Male
------------------------------------------------------------------------------------------------
     50       $     4.34  $     4.38  $     4.42  $     4.47  $     4.51  $     4.57  $     4.61
     55             4.43        4.48        4.54        4.60        4.67        4.74        4.79
     60             4.55        4.62        4.70        4.78        4.88        4.97        5.05
     65             4.71        4.80        4.91        5.03        5.16        5.30        5.41
     70             4.92        5.05        5.21        5.38        5.56        5.76        5.91
     75             5.21        5.40        5.61        5.86        6.12        6.40        6.61
     80             5.61        5.88        6.19        6.53        6.90        7.29        7.56
     85             6.16        6.54        6.98        7.46        7.95        8.41        8.76

             Monthly Installment For Unisex Joint and Full Survivor
                         (Life with Emergency Cash (SM))

                                       Adjusted Age of Joint Annuitant*
              ----------------------------------------------------------------------------------
Adjusted Age   15 Years    12 Years    9 Years     6 Years     3 Years                 3 Years
  of First    Less Than   Less Than   Less Than   Less Than   Less Than    Same As    More Than
 Annuitant*     First       First       First       First       First       First       First
------------------------------------------------------------------------------------------------
     50       $     4.34  $     4.38  $     4.42  $     4.47  $     4.51  $     4.56  $     4.60
     55             4.43        4.48        4.54        4.60        4.67        4.73        4.78
     60             4.55        4.62        4.70        4.78        4.87        4.96        5.03
     65             4.71        4.81        4.92        5.03        5.16        5.29        5.38
     70             4.93        5.07        5.22        5.38        5.56        5.74        5.87
     75             5.23        5.42        5.63        5.87        6.12        6.38        6.56
     80             5.64        5.91        6.21        6.55        6.90        7.26        7.51
     85             6.21        6.58        7.02        7.48        7.97        8.41        8.74

*Adjusted age as defined in Section 10.A

Dollar amounts of monthly, quarterly, semi-annual, and annual installments not shown in the above tables will be calculated on the same basis as those shown and may be obtained from the Company (if the option is available based on adjusted age as described in Section 10).

J1428                                Page 21

                              SECTION 11 - GENERAL PROVISIONS

THE CONTRACT
This policy, which includes any attached endorsements and riders, constitutes the entire contract between you and us.

MODIFICATION OF POLICY
No change in this policy is valid unless made in writing by us and approved by one of our authorized officers. No agent or registered representative has authority to change or waive any provision of your policy.

TAX QUALIFICATION
This policy is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this policy are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. To maintain such tax qualification, we reserve the right to amend this policy to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification or to conform this policy to any applicable changes in the tax qualification requirements. We will send you a copy in the event of any such amendment. If you refuse such an amendment it must be by giving us written notice, and your refusal may result in adverse tax consequences.

NON-PARTICIPATING
This policy will not share in our profits or surplus.

AGE OR SEX CORRECTIONS
If the age or sex of the annuitant has been misstated, the benefits will be those, which the premiums paid, would have purchased for the correct age and sex. Any underpayment made by us will be paid with the next payment. Any overpayment made by us will be deducted from future payments. Any underpayment or overpayment will use the same interest rate (but not less than the Fixed Account Guaranteed Minimum Annual Interest Rate shown on the Policy Data page) and will include interest from the date of the incorrect payment to the date of the adjustment.

INCONTESTABILITY
This policy shall be incontestable from the policy date.

EVIDENCE OF SURVIVAL
We have the right to require evidence satisfactory to us that a person was alive if a payment is based on that person being alive. No payment will be made until we receive the evidence of continued survival.

SETTLEMENT
Any payment by us under this policy is payable at our administrative office.

RIGHTS OF OWNER
Prior to the annuity commencement date, the owner may, while the annuitant is living:

     1.   Assign this policy.
     2.   Surrender the policy to us.
     3.   Amend or modify the policy with our consent.
     4.   Name a payee to receive the payments.
     5. Exercise, receive, and enjoy every other right and benefit contained in the policy.

The use of these rights may be subject to the consent of any assignee, irrevocable beneficiary, and of the spouse in a community or marital property state.

CHANGE OF OWNERSHIP
As permitted by law, you can change the owner of this policy by notifying us in writing in a form and manner acceptable to us. When a change takes effect, all rights of ownership in this policy will pass to the new owner.

A change of owner will not be effective until it is recorded in our records. After it has been so recorded, the change will take effect as of the date you signed the notice. However, if the annuitant dies before the notice has been so recorded, it will not be effective as to those proceeds we have paid before the change was recorded in our records.

We may require that the change be endorsed in the policy. Changing the owner does not change the beneficiary or the annuitant.

A change of ownership may result in adverse tax consequences.

COMMUNITY OR MARITAL PROPERTY
Unless we are notified in accordance with applicable law of a community or marital property interest in this policy, We are not bound by any such interest.

ANNUITY COMMENCEMENT DATE
The annuity commencement date is the date shown on the Policy Data page. In no event can this date be later than the last day of the month following the month in which the annuitant attains age 98. You may change the annuity commencement date at any time by giving us 30 days' written notice.

ASSIGNMENT
Before the annuity commencement date, you may assign this policy as permitted by law. The assignment must be in writing and filed with us. We assume no responsibility for the validity of any assignment. Any claim made under an assignment shall be subject to proof of interest and the extent of the assignment.

Assignment of this policy may result in adverse tax consequences.

R407                                 Page 22

BENEFICIARY
Death proceeds, when payable in accordance with Section 9, are payable to the designated beneficiary or beneficiaries. However, if there is a surviving owner(s), the surviving owner(s) automatically takes the place of any beneficiary designation. Prior to the annuitant's death, you may name or change a beneficiary, without the beneficiary's consent (unless irrevocably designated or required by law) at any time by notifying us in writing in a form and manner acceptable to us. The change will take effect upon the date you sign it, whether or not you are living when we receive it. The notice must have been postmarked (or show other evidence of delivery that is acceptable to us) on or before the date of the annuitant's death. Your most recent change of beneficiary notice will replace any prior beneficiary designations in their entirety. No change will apply to any payment we made before the written notice was received. If an irrevocable beneficiary dies, you may designate a new beneficiary.

You may direct the manner of payment of death proceeds pursuant to the terms of this policy, subject to applicable law. In the absence of such direction, the beneficiary may elect the manner of payment or make an election of any option.

Only those beneficiaries living or in existence at the time of the annuitant's death will be eligible to receive a share of the death proceeds. If both primary and contingent beneficiaries have been named, payment will be made to the named primary beneficiaries living or in existence at the time the death proceeds become payable. Payment will be made to the named contingent beneficiaries only if all primary beneficiaries have died before the death proceeds become payable.

If death proceeds are payable to more than one beneficiary and you failed to specify their interest, they will share equally. If any beneficiary is alive at the time the death proceeds become payable, but dies before receiving their payment, their share will be paid to their estate.

PROTECTION OF PROCEEDS
The policy and payments under it will be exempt from the claims of creditors to the extent permitted by law. Unless you so direct by filing written notice with us, no beneficiary may assign any payments under this policy before the payments are due. To the extent permitted by law, no payments under this policy will be subject to the claims of creditors of any beneficiary.

DEFERMENT
We will pay any partial withdrawals or surrender proceeds from the separate account within 7 days after all requirements have been met. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the separate account. In that case, we may defer transfers among the subaccounts and to the fixed account, and determination or payment of partial withdrawals or surrender proceeds.

When permitted by law, we may defer paying any partial withdrawals or surrender proceeds from the fixed account for up to 6 months from the date we receive your request. If the annuitant dies after the request is made, but before the request is processed, the request will be processed before the death proceeds are determined.

REPORTS TO OWNER
We will give you an annual report at least once each policy year. This report will show the number and value of the accumulation units held in each of the subaccounts as well as the value of the fixed account. It will also show the death benefit, cash value, and any other facts required by law or regulation. The report will be sent to you at the most current address we have recorded for you.

RB407                                Page 23

[LETTERHEAD OF TRANSAMERICA LIFE INSURANCE COMPANY]

                                      INDEX

                                                       Page

Accumulation Units ..................................     9
Adjusted Age ........................................    14
Adjusted Policy Value ...............................     4
Age or Sex Corrections ..............................    22
Annuity Commencement Date ...........................    22
Assignment ..........................................    22
Beneficiary .........................................    23
Cash Value ..........................................     5
Contract ............................................    22
Death Proceeds ......................................    12
Definitions .........................................     2
Dollar Cost Averaging Option ........................    11
Evidence of Survival ................................    22
Excess Interest Adjustment ..........................     5
Fixed Account .......................................    10
Guaranteed Minimum Death Benefit ....................    12
Guaranteed Periods ..................................    10
Guaranteed Return of Fixed Account
 Premium Payments ...................................     8

                                                       Page

Income Options ......................................    15
Income Option Tables ................................    18
Incontestability ....................................    22
Modification of Policy ..............................    22
Non-participating ...................................    22
Partial Withdrawals .................................     5
Payee ...............................................    14
Payment of Premiums .................................     4
Policy Data Page ....................................     3
Policy Value ........................................     4
Proof of Age ........................................    14
Protection of Proceeds ..............................    23
Right to Cancel .....................................     1
Rights of Owner .....................................    22
Separate Account ....................................     8
Service Charge ......................................     4
Settlement ..........................................    22
Surrender Charges ...................................     7
Transfers ...........................................    11

                   Flexible Premium Deferred Variable Annuity
                   Income Payable At Annuity Commencement Date
            Benefits Based On The Performance Of The Separate Account
Are Variable And Are Not Guaranteed As To Dollar Amount (See Sections 6 and 10C)
                                Non-Participating

Y1142